                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12


                                  AMRE, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

                           N/A
- - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

                           N/A
- - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                           N/A
- - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

                           N/A
- - --------------------------------------------------------------------------------
     (5) Total fee paid:

                           $125
- - --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

                           N/A
- - --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

                           N/A
- - --------------------------------------------------------------------------------
     (3) Filing Party:

                           N/A
- - --------------------------------------------------------------------------------
     (4) Date Filed:

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- - --------------------------------------------------------------------------------

                                   [AMRE LOGO]    AMRE, Inc.
                                                  8585 N. Stemmons Freeway
                                                  South Tower, Suite 102
                                                  Dallas, Texas 75247-3805
                                                  (214) 819-7000

                                             April 7, 1995

Dear Stockholder:

     You are cordially invited to attend the 1995 Annual Meeting of Stockholders, which will be held at the Loews Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas, on Wednesday, May 17, 1995, at 9:00 a.m., local time.

     Stockholders will be voting on the election of three directors and the ratification of the selection of auditors for the current fiscal year. Please refer to the attached Notice of Annual Meeting and Proxy Statement.

     Your Board of Directors respectfully recommends that you cast a favorable vote on each proposal.

     It is important that your shares be represented at the meeting whether or not you are personally able to attend. You are therefore urged to complete, date and sign the accompanying proxy and to mail it in the enclosed postage-paid envelope as promptly as possible.

     Thank you for your cooperation.

                                             Sincerely,

                                             /s/ RONALD I. WAGNER
                                             Ronald I. Wagner
                                             Chairman of the Board

                                   AMRE, INC.
                                  SOUTH TOWER
                          8585 NORTH STEMMONS FREEWAY
                              DALLAS, TEXAS 75247

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 17, 1995

To the Stockholders of AMRE, Inc.:

     Notice is hereby given that the 1995 Annual Meeting of Stockholders of AMRE, Inc. (the "Company"), a Delaware corporation, will be held on Wednesday, May 17, 1995, at 9:00 a.m., local time, in the Loews Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas, for the following purposes:

     1. To elect two Class II Directors to hold office for a term of three years or until their respective successors are elected and qualified and to elect one Class III director to hold office for a term of one year or until his successor is elected and qualified;

     2. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors to examine and report on the Company's financial statements for the fiscal year ending December 31, 1995; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Information regarding the matters to be acted upon at the Annual Meeting of Stockholders is contained in the Proxy Statement attached to this Notice.

     Stockholders of record at the close of business on March 24, 1995, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof, notwithstanding the transfer of any stock on the books of the Company after such record date. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the principal office of the Company, South Tower, 8585 North Stemmons Freeway, Dallas, Texas, for a period of ten days prior to the meeting.

     A Proxy Statement and Proxy Card together with a copy of the Company's Annual Report to Stockholders and Report on Form 10-K for the year ended December 31, 1994, accompany this Notice of Annual Meeting of Stockholders.

                                            By Order of the Board of Directors

                                            /s/ C. CURTIS EVERETT
                                            C. CURTIS EVERETT
                                            Vice President-Law,
                                              Secretary and General Counsel

Dallas, Texas
April 7, 1995

                                   AMRE, INC.
                                  SOUTH TOWER
                          8585 NORTH STEMMONS FREEWAY
                              DALLAS, TEXAS 75247

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 1995

                             ---------------------

                            SOLICITATION OF PROXIES

     This Proxy Statement is furnished to stockholders of AMRE, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 9:00 a.m., local time, on Wednesday, May 17, 1995, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors solicits your proxy on the form enclosed.

     This Proxy Statement is being sent to stockholders on or about April 7, 1995.

                             RIGHT TO REVOKE PROXY

     Any stockholder giving the proxy enclosed with this Proxy Statement has the power to revoke such proxy at any time prior to the exercise thereof by giving written notice of such revocation to the Company at or prior to the Annual Meeting, by giving another proxy bearing a later date, or by attending the Annual Meeting and voting in person the shares of stock such stockholder is entitled to vote. Unless the persons named in the proxy are prevented by circumstances beyond their control from acting, the proxy will be voted at the Annual Meeting and any adjournments thereof in the manner specified therein.

            BY WHOM AND THE MANNER IN WHICH PROXY IS BEING SOLICITED

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company. The expense of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. In addition to the solicitation of proxies by the use of the mails, proxies also may be solicited by personal interview, or by telephone or telegram, by directors, officers, employees and agents of the Company, at no additional compensation.

     The Company will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Company's Common Stock held of record by them, will furnish at its expense the number of copies thereof necessary to supply such material to all such beneficial holders, and will reimburse such persons for the reasonable expenses incurred in forwarding such soliciting material.

           VOTING SECURITIES OUTSTANDING AND CERTAIN STOCK OWNERSHIP

     The outstanding voting securities of the Company consist entirely of shares of Common Stock, $.01 par value per share (the "Common Stock"), each share of which entitles the holder to one vote. The record date for the determination of the stockholders entitled to vote at the Annual Meeting, or any adjournments thereof, has been established by the Board of Directors as the close of business on March 24, 1995. As of such record date there were outstanding 12,849,822 shares of Common Stock.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum at the Annual Meeting, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is present or represented. All matters to be voted on will be decided by a favorable vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting. A holder of Common Stock will be entitled to one vote per share as to each matter properly brought before the Annual Meeting. Cumulative voting is not permitted in the election of directors. Proxies marked "Abstain," as well as other abstentions, will be counted for purposes of determining the presence of a quorum and are counted in tabulating the votes cast on proposals presented to stockholders. Because matters will be decided by a favorable vote of the holders of a majority of the shares of Common Stock represented at the meeting, an abstention will have the effect of a negative vote.

     The following table sets forth information as of March 24, 1995, regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock (including the addresses of such persons), by each of its directors and the nominees, and by all of its directors and officers as a group:

                                                                   SHARES OF COMMON STOCK
                                                                   BENEFICIALLY OWNED AND
                                                                 PERCENTAGE OF OUTSTANDING
                                                                SHARES AS OF MARCH 24, 1995
                                                                ----------------------------
                        NAME OF INDIVIDUAL                      BENEFICIAL          PERCENT
                       OR IDENTITY OF GROUP                     OWNERSHIP           OF CLASS
    ----------------------------------------------------------- ---------           --------
    DIRECTORS AND NOMINEES
    Ronald I. Wagner........................................... 2,766,329(1)(2)       20.64%
      8585 N. Stemmons Fwy., Suite 102
      Dallas, Texas 75247
    V. James Sardo.............................................    98,750(1)             (3)
    Ronald L. Bliwas...........................................    60,900(1)             (3)(4)
    Dennis S. Bookshester......................................    20,000(1)             (3)(4)
    Arthur P. Frigo............................................    15,000(1)             (3)(4)
    Jack L. McDonald...........................................    19,500(1)             (3)(4)
    Sheldon I. Stein...........................................    17,000(1)             (3)(4)
    All Directors and Executive Officers as a group (14         3,401,307(1)(2)(4)    24.73%
      persons).................................................
    OTHER 5% STOCKHOLDERS
    Steven D. Bedowitz......................................... 1,792,808(5)(6)       13.90%
      222 West Las Colinas Blvd.
      Irving, Texas 75039
    Brinson Holdings, Inc...................................... 1,350,598(7)          10.51%
      209 South LaSalle
      Chicago, Illinois 60604
    The TCW Group, Inc.........................................   674,100(8)           5.25%
      865 South Figueroa Street
      Los Angeles, California 90017

- - ---------------

(1) The numbers and percentages of shares of Common Stock owned by directors and nominees, and by all directors and officers as a group, as shown in the table, assume that outstanding options to purchase shares of Common Stock, which are exercisable within sixty days of March 24, 1995, had been exercised as follows: Mr. Wagner -- 550,000 shares; Mr. Sardo -- 93,750 shares; Mr. Bliwas -- 52,500 shares; Mr. Bookshester -- 15,000 shares; Mr. Frigo -- 15,000 shares; Mr. McDonald -- 15,000 shares; Mr. Stein -- 15,000 shares and all directors and executive officers as a group (including such individuals) -- 902,573 shares.

(2) Includes 633,375 shares of Common Stock with respect to which Mr. Wagner has sole voting rights. These shares are owned by Joy B. Wagner, who has sole power to direct their disposition, and Mr. Wagner disclaims beneficial ownership of such shares.

(3)  Less than one percent of the outstanding shares of Common Stock.

(4) Does not include 2,262,122 shares of Common Stock (17.6% of the outstanding shares of Common Stock) subject to the voting trust agreements referred to under the caption "Settlement of Litigation and Related Claims" herein. The outside directors of the Company have shared voting power with respect to such shares of Common Stock. Including such shares, the directors and executive officers of the Company as a group, assuming the exercise of outstanding options as set forth in Note 1 above, have voting rights with respect to 41.18% of the outstanding shares of Common Stock.

(5) Does not include 146,362 shares of Common Stock held in trust for the family of Steven D. Bedowitz, with respect to which Mr. Bedowitz has no voting or investment power. The number and percentage of shares owned by Mr. Bedowitz, as shown in the table, assume that a stock option held by him to purchase 50,000 shares of Common Stock had been exercised.

(6) These shares are subject to a Voting Trust Agreement. See the caption "Settlement of Litigation and Related Claims" herein.

(7) Beneficial ownership of these shares of Common Stock is shown as of February 13, 1995. As stated in Schedule 13G dated February 13, 1995, filed with the Securities and Exchange Commission jointly by Brinson Partners, Inc., Brinson Trust Company and Brinson Holdings, Inc. 565,194 shares of Common Stock (4.40% of the outstanding shares) are held by Brinson Partners, Inc. and 785,404 of such shares (6.11% of the outstanding shares) are held by Brinson Trust Company, a wholly-owned subsidiary of Brinson Partners, Inc. Brinson Partners, Inc. is a wholly-owned subsidiary of Brinson Holdings, Inc.

(8) Beneficial ownership of these shares of Common Stock is shown as of January 30, 1995. As stated in Schedule 13G dated January 30, 1995, filed with the Securities and Exchange Commission, TCW Group, Inc. has sole voting power and sole dispositive power with respect to these shares. However, the schedule includes a disclaimer to the effect that the filing of the schedule shall not be construed as an admission that The TCW Group, Inc. or any of its affiliates is the beneficial owner of such shares.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Company's By-Laws provide that the Board of Directors shall consist of not less than three nor more than twelve persons and that the Board of Directors shall be divided into three classes serving staggered terms, with each class to consist, as nearly as possible, of one-third of the directors. By resolution and pursuant to the Company's By-Laws, the Board of Directors has determined that the Board of Directors shall consist of seven persons, with each class consisting of two directors, except for Class III which consists of three directors. The Class II directors are to be elected at the Annual Meeting, and those nominees for director will serve a three year term if elected. An additional Class III director is also to be elected at the Annual Meeting, whose term, if elected, will expire in May 1996 concurrently with the terms of the directors now serving as Class III directors.

     Unless authority to vote for a director is withheld in the enclosed proxy, the persons named in such proxy intend to vote for the election of the nominees listed in the table below. Each of the nominees has indicated a willingness to serve as a director, but if he should decline or be unable to serve as a director, the persons named in the proxy will vote for the election of another person as recommended by the Board of Directors.

     The following information is submitted with respect to the nominees for election to the Board of Directors:

                             NOMINEES FOR DIRECTOR

                        CLASS II (TERM EXPIRES MAY 1998)

     Mr. Ronald I. Wagner, age 48, joined the Company in October 1988 as Senior Vice President and as President of the Cabinet Division, and has served as a director of the Company since December 1988. He was elected to the position of Chairman of the Board, President and Chief Executive Officer of the Company in January 1991, and since April 1994 has served as Chairman of the Board. Prior to October 1988, Mr. Wagner was President of Cabinet Magic, Inc. and Joy Laminators, Inc., which he founded in 1982 as successors to a company he founded in 1975. These companies and their subsidiaries were acquired by the Company in October 1988.

     Mr. Ronald L. Bliwas, age 52, has served as a director of the Company since June 1987 and also serves as the Vice Chairman of the Board of Directors. Since January 1982 he has served as President, Chief Executive Officer and a director of A. Eicoff & Company, the direct advertising division of Ogilvy & Mather.

                       CLASS III (TERM EXPIRES MAY 1996)

     Mr. V. James Sardo, age 51, joined the Company in April 1994 as President and Chief Executive Officer, and has served as a director of the Company since May 1994. Prior to joining the Company he served as President and Chief Executive Officer of SNE Enterprises, Inc., a subsidiary of Ply Gem Industries, Inc., which manufactures and sells wood and vinyl windows and other related home improvement products. For more than 25 years prior to joining SNE Enterprises, Inc. he held several executive positions with Firestone Canada, Inc., serving as Chairman, President and Chief Executive Officer from 1983 to 1986. Following the acquisition of Firestone, Inc. by Bridgestone in 1987, he assumed responsibility for business development worldwide and in 1988 he served as President of Firestone Industrial Products Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES TO THE BOARD OF DIRECTORS.

                         DIRECTORS CONTINUING IN OFFICE

                        CLASS I (TERM EXPIRES MAY 1997)

     Mr. Dennis S. Bookshester, age 56, has served as a director of the Company since August 9, 1991. From December 1990 through May 1991 he served as President and Chief Executive Officer of Zale Corporation, a specialty retailer of jewelry. For more than five years prior thereto he was employed by Carson Pirie Scott & Company, a retailer of general merchandise, in various capacities, most recently as Chairman and Chief Executive Officer of the retail division. At present, Mr. Bookshester is self-employed as a business consultant. He also serves as a director of Evans, Inc., Playboy Enterprises, Inc., Fruit of the Loom, Inc. and Sundance Homes, Inc.

     Mr. Jack L. McDonald, age 61, has served as a director of the Company since April 1, 1992. From July 1978 to January 1985 he served as President and Chief Operating Officer of Centex Corporation, a company engaged in the home building, cement, oil and gas and general construction industries, where he had been employed since 1966. Since 1985 he has been self-employed as a business consultant. He also serves as a director of Triangle Pacific, Inc., U. S. Homes, Inc., Bally's Grand, Inc. and American Homestar Corporation.

                       CLASS III (TERM EXPIRES MAY 1996)

     Mr. Arthur P. Frigo, age 53, has served as a director of the Company since August 9, 1991. From 1977 to 1989 he served as President of Super-Cut, Inc., a manufacturer of industrial diamond products. During the period 1978 to 1982 he also served as President of Megadiamond, Inc., a manufacturer of man-made diamonds. Since 1988 he has served as President of M.B. Walton Company, a manufacturer and marketer of consumer products.

     Mr. Sheldon I. Stein, age 41, has served as a director of the Company since April 1, 1992. He is a Senior Managing Director of Bear, Stearns & Co., Inc., an investment banking firm, and is in charge of its Southwest Corporate Finance Department. Prior to joining Bear, Stearns & Co., Inc. in August 1986, Mr. Stein was a partner in the Dallas law firm of Hughes & Luce. He also serves as a director of Cinemark USA, Inc. and Fresh America Corporation.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held eight meetings during the fiscal year ended December 31, 1994. Each incumbent director attended all of the meetings held by the Board of Directors and all of the meetings held by all committees of the Board of Directors on which each served. The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating Committee and the Stock Option Plan Committee. Except for the Executive Committee, these committees are comprised of Messrs. Bliwas (who is Chairman of the Nominating Committee), Bookshester (who is Chairman of the Compensation Committee and the Stock Option Plan Committee), Frigo (who is Chairman of the Audit Committee), McDonald and Stein. The Executive Committee is comprised of Messrs. Bookshester, McDonald and Wagner (Chairman).

     The Audit Committee held three meetings during the fiscal year ended December 31, 1994. The Audit Committee's duties and responsibilities include (i) the recommendation to the Board of Directors on an annual basis of the independent public accounting firm to examine the annual financial statements of the Company and its subsidiaries, (ii) a review of and approval of the scope of the annual audit, (iii) a review of the results of the annual audit and of comments and recommendations of the auditors based upon their audit, (iv) a review of the system of internal control and control mechanisms with respect to both internal and external auditing functions, and (v) communications from the Audit Committee to the auditors, and from the auditors to the Audit Committee, relating to the responsibility of the Audit Committee and the professional services of the auditors for the Company. The Compensation Committee, which serves as the Compensation Committee under the Management Incentive Plan of the Company and advises the Board of Directors of the Company with respect to officers' compensation, held three meetings during the fiscal year ended December 31, 1994. The Stock Option Plan Committee, which serves as the committee of disinterested directors with respect to the granting of options under the AMRE, Inc. Stock Option Plan, held two meetings during the fiscal year ended December 31, 1994. The Nominating Committee held two meetings during the fiscal year ended December 31, 1994. The Nominating Committee is to recommend to the Board of Directors those persons to be selected as management's nominees for election at each annual meeting of stockholders and those persons to be elected to fill any vacancy on the Board of Directors occurring between stockholder meetings. A stockholder may directly nominate persons for election as directors of the Company by complying with the procedures set forth under the caption "Procedures for Nomination of Directors by Stockholders" herein. The Executive Committee was not established until March 1995 and held no meetings during the fiscal year ended December 31, 1994. The Executive Committee has the same powers as the Board of Directors and may act when the Board is not in session, subject to the limitations of the Bylaws of the Company and the Delaware General Corporation Law.

COMPENSATION OF DIRECTORS

     Each outside director receives annual compensation of $20,000 plus an additional $2,000 for each Board of Directors meeting attended and for attendance at other meetings, such as committee meetings, involving members of the Board of Directors which are held on a day when no Board of Directors meeting is held. Compensation paid to outside directors for the fiscal year ended December 31, 1994, amounted to an aggregate of $190,000. Directors who are employees of the Company are not specially compensated for attending meetings of the Board of Directors.

INDEMNIFICATION AGREEMENTS

     The Company has entered into Indemnification Agreements with each of the members of the Board of Directors. The Indemnification Agreements are for an unspecified period of time and are intended to indemnify and hold harmless each director to the fullest extent permitted or authorized by applicable law and the Bylaws of the Company.

                       EXECUTIVE OFFICERS OF THE COMPANY

     Information regarding the executive officers of the Company is as follows:

         NAME                                   POSITION                           AGE
- - ----------------------    -----------------------------------------------------    ---
Ronald I. Wagner          Chairman of the Board of Directors(1)                    48
V. James Sardo            President and Chief Executive Officer(1)                 51
Keith L. Abrams           Vice President-Business Development(2)                   39
C. Curtis Everett         Vice President-Law, Secretary and General Counsel(3)     64
Daniel A. Grandon         Vice President-Sales & Installation(4)                   35
Robert E. Horton, Jr.     Vice President-Marketing(5)                              37
Mac M. Martirossian       Vice President-Operations(6)                             40
John S. Vanecko           Vice President and Chief Financial Officer(7)            50
Walker T. Williams        Vice President-Human Resources(8)                        51

- - ---------------
(1) Member of the Board of Directors. See "Election of Directors" above for additional information.

(2) Mr. Abrams joined a predecessor of Cabinet Magic, Inc. in February 1978 and in January 1980 he was promoted to Installation Manager of that company. In 1982 he became an employee of Cabinet Magic, Inc. and Joy Laminators, Inc., and in January 1984 he was promoted to Vice President of each of these companies. In October 1988, after the acquisition of Cabinet Magic, Inc. and Joy Laminators, Inc. by the Company, he was named Vice President-Production, for the Cabinet Division. In January 1991, Mr. Abrams was promoted to the position of Executive Vice President-Interior Division, and in November 1992 he was named Regional Vice President-Central Region. Effective January 1, 1995, he was elected Vice President-Business Development, his present position.

(3) Mr. Everett joined the Company in June 1991 as Vice President-Law, Secretary and General Counsel. For more than thirty-four years prior to joining the Company, he practiced law with the Chicago law firm of Bell, Boyd & Lloyd, specializing in corporate and securities matters.

(4) Mr. Grandon joined the company in March 1993 as Regional Vice President-Northeast Region and was elected Regional Vice President-East Region in November 1993. Effective January 1, 1995, he was elected Vice President-Sales and Installation, his present position. For four years prior to joining the company, he was employed by EcoLab Inc., an institutional chemical company, and served as Division Vice President of its wholly-owned subsidiary, ChemLawn Services Corporation, a residential landscape service company.

(5) Mr. Horton joined the Company in August 1993 as Vice President-Marketing. He was employed by Ryder System, Inc., a highway transportation service company, from February 1990 until August 1993, initially as a Director of Marketing and most recently as Group Director, Marketing, Commercial Services. From 1984 to February 1990 he was employed as Director of Marketing, North American Operations, of Monroe Auto Equipment Company, a manufacturer of automotive products.

(6) Mr. Martirossian joined the Company in March 1989 and served as Chief Accounting Officer until July 1989, at which time he was elected Treasurer and Chief Financial Officer. In June 1991, he was appointed Director of Field Operations, the position he held until May 1994, when he was elected Vice President-Operations, his present position.

(7) Mr. Vanecko joined the Company in July 1991 as Chief Financial Officer and was also named a Vice President in May 1992. For more than five years prior to joining the Company, he was employed by

    Microdot, Inc., a manufacturer of connecting devices, where he served as Vice President-Finance and, subsequent to January 1989, as Senior Vice President and Chief Financial Officer.

(8) Mr. Williams joined the Company in July 1992 as Vice President-Human Resources. Prior to joining the Company, he was Senior Vice President, Human Resources for Metromedia Steakhouses, and for three years prior thereto he served as Senior Vice President, Human Resources for GLI Holding Company, the parent of Greyhound Lines, Inc. For the prior seven years, Mr. Williams was Corporate Director of Human Resources, Westin Hotels & Resorts.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK OPTION PLAN COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee and the Stock Option Plan Committee of the Board of Directors (jointly referred to as the "Committees") are composed of the five outside directors of the Company. The Compensation Committee is responsible for setting and administering the policies which govern the terms of the Company's Management Incentive Plan and advises the Board of Directors of the Company with respect to officers' compensation. The Compensation Committee also determines the annual bonus to be granted to Ronald I. Wagner, the Chairman of the Board of the Company, in accordance with the terms of his Employment Agreement described under the subcaption "Employment Agreements" below. The Stock Option Plan Committee is responsible for administering the Company's Stock Option Plan. Currently, the Committees are composed of the same five outside directors.

     The Compensation Committee believes that executive compensation should be structured to attract and retain qualified executives in a competitive environment. However, a significant portion of potential compensation should be structured to motivate the achievement of desired financial and operating results and should be directly related to achieving those results. Pursuant to the terms of their respective Employment Agreements, potentially more than 50% of the total annual cash compensation of the Chairman of the Board of the Company and up to 50% of the total annual cash compensation of the Chief Executive Officer of the Company may be paid in the form of a bonus based upon the Company achieving certain profitability goals. Bonuses ranging from 40% to 50% of the base salary of the executive officers of the Company (other than the Chairman of the Board of the Company) are determined pursuant to the Management Incentive Plan which provides for annual cash awards to participants. Individual awards will be a predetermined percentage of the participant's base salary based on corporate profitability and on individual performance objectives established or approved by the Chief Executive Officer of the Company. One hundred percent of the predetermined base salary percentage will be awarded upon achieving 100% of the goals in both categories (75% for achieving the corporate profitability goal and 25% based on achieving individual performance objectives), with the awards being scaled upward to a maximum of twice the award if the corporate profitability goal is exceeded by 50%. If at least 75%, but less than 100%, of the corporate profitability goal is achieved, 50% of the predetermined base salary percentage will be awarded (allocated 75%/25% as stated above). Payment of any award in excess of 100% of the predetermined base salary percentage will be paid in equal installments for each of the following two years unless the executive resigns or is terminated for cause. No bonuses were paid to any executive officer of the Company under the Management Incentive Plan for the fiscal years ended December 31, 1992, 1993 and 1994, as corporate profitability goals were not achieved.

     A bonus was paid to V. James Sardo, the Chief Executive Officer of the Company, for 1994 in accordance with the terms of his Employment Agreement described under the subcaption "Employment Agreements" below. A bonus was also paid to Robert E. Horton, Jr. in 1994 in accordance with the terms of his offer of employment.

     The base salary of the Chairman of the Board was established by the terms of an Employment Agreement effective as of June 1, 1991, prior to the establishment of the Compensation Committee. The base salary of the Chief Executive Officer of the Company was established by the terms of an Employment Agreement dated April 8, 1994. The agreements contemplate an annual review of the respective salaries by the Board of Directors, which function will be performed by the Compensation Committee as it is now constituted. As discussed under the caption "Salary Reductions" below, Mr. Wagner voluntarily reduced his salary by fifteen percent for the period March 1, 1993, through December 31, 1994. The base salary provided by his Employment Agreement was not increased for 1995. The base salaries of the other executive officers of the Company were recommended by the Chief Executive Officer of the Company and approved by the Compensation Committee. Such salaries were based upon competitive conditions and upon an analysis of salary ranges for similar jobs conducted by a nationally recognized compensation consulting firm. The peer group used for comparison of salary ranges is not the same peer group used in preparing the stock performance graph contained below under the subcaption "Five-Year Cumulative Total Return." The peer group used for salary range comparisons is a larger peer group consisting of companies from various industries, but of approximately the same size as the Company. The Company feels that this peer group is more indicative of the market in which it competes for executive talent.

     Changes made to the Internal Revenue Code in 1993 could potentially limit the ability of the Company to deduct, for federal income tax purposes, certain compensation in excess of $1 million per year paid to individuals named in the summary compensation table. This limitation was effective beginning in 1994. The Company believes that all compensation paid in 1994 will be fully deductible. The Company will seek ways to maximize the deductibility of compensation payments without compromising the Company's or the Compensation Committees' flexibility in designing effective compensation plans that can meet the Company's objectives and respond quickly to marketplace needs. Although the Committees will from time to time review the advisability of making changes in compensation plans to reflect government mandated policies, it will not do so unless it feels that such changes are in the best interest of the Company and its stockholders.

     In 1994, the Board of Directors, upon the recommendation of the Committees, approved the cancellation and regrant of all outstanding options granted under the AMRE, Inc. Stock Option Plan (the "Plan") and certain options granted outside of the Plan, with an exercise price in excess of $3.50 per share, the then fair market value of the Company's Common Stock. Additional options were also granted under the Plan as recommended by the Chief Executive Officer of the Company and approved by the Committees. See "Stock Options" and "Compensation Committee and Stock Option Committee Report on 1994 Cancellation and Regrant of Options".

     The Company has no defined benefit pension plan nor any other post-retirement or post-employment benefit plan.

     The Compensation Committee and Stock Option Plan Committee consist of the following directors:

     Dennis S. Bookshester (Chairman)
     Ronald L. Bliwas
     Arthur P. Frigo
     Jack L. McDonald
     Sheldon I. Stein

SUMMARY COMPENSATION TABLE

     The following table sets forth the total cash and non-cash compensation for the stated periods for the Company's Chief Executive Officers and the other four most highly compensated executive officers who were serving as executive officers at December 31, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                                                          COMPENSATION
                                                                                          -------------
                                                        ANNUAL COMPENSATION                  AWARDS
                                               --------------------------------------     -------------
                                                                         OTHER ANNUAL     STOCK OPTIONS      ALL OTHER
            NAME AND                                                     COMPENSATION      (IN SHARES)      COMPENSATION
       PRINCIPAL POSITION          YEAR(1)      SALARY      BONUS(2)         (3)               (4)              (5)
- - ---------------------------------  -------     --------     --------     ------------     -------------     ------------
Ronald I. Wagner                     1994      $426,942         -0-        $     --          550,000          $ 10,038
  - Chairman                         1993       439,499         -0-          73,843(6)           -0-             9,525
  - President                        1992       501,913         -0-         103,071(6)           -0-             7,034
  - Chief Executive Officer
V. James Sardo                       1994      $231,231     $75,000        $ 53,370(7)       375,000          $  5,371
  - President
  - Chief Executive Officer
Keith L. Abrams                      1994      $234,300         -0-        $     --           10,000          $  7,034
  - Regional Vice President-         1993       217,268         -0-              --              -0-             6,860
   Central Region                    1992       234,109         -0-          51,150(7)           -0-             6,146
  - Acting Regional Vice
   President-West Region
Robert E. Horton, Jr.                1994      $179,080      15,000        $     --           34,000          $  1,764
  - Vice President-Marketing         1993        55,774         -0-          19,637(7)        15,000(8)          1,107
C. Curtis Everett                    1994      $177,373         -0-        $     --           37,500          $  8,632
  - Vice President-Law               1993       147,536         -0-              --              -0-             8,142
  - Secretary                        1992       157,909         -0-              --              -0-             5,793
  - General Counsel
John S. Vanecko                      1994      $170,954         -0-        $     --           35,793          $  5,498
  - Vice President                   1993       142,234         -0-              --              -0-             3,333
  - Chief Financial Officer          1992       152,909         -0-              --              -0-             2,971

- - ---------------

(1) The employment of Messrs. Sardo and Horton commenced in April 1994, and August 1993, respectively. Mr. Wagner continued as Chairman of the Board following the election in April 1994 of Mr. Sardo as President and Chief Executive Officer.

(2) No bonuses were paid pursuant to the Company's Management Incentive Plan for the fiscal years ended December 31, 1992, 1993 and 1994. Mr. Sardo was paid a bonus for 1994 in accordance with his Employment Agreement as an incentive for him to accept his position with the Company. Mr. Horton was paid a bonus in 1994 in accordance with his offer of employment as an incentive for him to accept his position with the Company.

(3) The table includes such other annual compensation which exceeded, in the aggregate, the lesser of either $50,000 or 10% of salary.

(4) The option awards include options granted in exchange for surrendered options as follows: Wagner -- 550,000; Sardo -- 375,000; Horton -- 15,000; Everett -- 30,000 and Vanecko -- 28,293. (See the caption "Ten-Year Option Repricings" herein.)

(5) The amounts shown include life and disability insurance premiums paid by the Company on behalf of the respective executive officers and Company contributions to the Savings Investment Plan for the benefit of the respective executive officers, as shown below.

                                           LIFE/DISABILITY           SAVINGS INVESTMENT PLAN
                                              INSURANCE                   (401(K) PLAN)
                                      --------------------------    --------------------------
                                       1992      1993      1994      1992      1993      1994
                                      ------    ------    ------    ------    ------    ------
      Ronald I. Wagner..............  $4,852    $7,202    $7,694    $2,182    $2,323    $2,344
      V. James Sardo................      --        --     5,371        --        --       -0-
      Keith L. Abrams...............   3,964     4,555     4,736     2,182     2,305     2,298
      Robert E. Horton, Jr..........      --     1,007     1,114        --       -0-       650
      C. Curtis Everett.............   4,477     5,929     6,338     1,316     2,213     2,294
      John S. Vanecko...............   2,589     3,602     3,788       282     1,422     1,710

(6) Includes $62,800 and $70,000 paid in 1992 and 1993, respectively, for personal financial planning and the preparation and filing of personal income tax returns in accordance with Mr. Wagner's Employment Agreement.

(7) Includes relocation expenses in the amounts of $26,617, $40,267 and $18,598 for Messrs. Sardo, Abrams and Horton, respectively. The amount shown for Mr. Sardo also includes a country club membership fee in the amount of $26,753.

(8) Represents options granted to Mr. Horton in 1993, and subsequently cancelled and re-granted in 1994 (See "Ten-Year Option Repricings" and "Compensation Committee and Stock Option Plan Committee Report on 1994 Cancellation and Regrant of Options").

SALARY REDUCTIONS

     Effective March 1, 1993, by voluntary action of the respective executive officers of the Company, the base salary of Ronald I. Wagner was reduced by fifteen percent and the base salaries of the other executive officers were reduced by ten percent. Except for Mr. Wagner, the executive officers' base salaries were restored to their February 28, 1993, levels effective December 1, 1993. Mr. Wagner's salary was restored to its February 28, 1993, level effective January 1, 1995.

STOCK OPTIONS

     The following table sets forth the number of shares of Common Stock of the Company subject to options held by the executive officers named in the Summary Compensation Table above. None of the named executive officers exercised an option during 1994.

                         AGGREGATED UNEXERCISED OPTIONS
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                       OPTIONS AT                      OPTIONS AT
                                                                   DECEMBER 31, 1994              DECEMBER 31, 1994(1)
                                                              ----------------------------    ----------------------------
                            NAME                              EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- - ------------------------------------------------------------  -----------    -------------    -----------    -------------
Ronald I. Wagner............................................        -0-         550,000         $   -0-        $ 687,500
V. James Sardo..............................................        -0-         375,000             -0-          468,750
Keith L. Abrams.............................................     66,154          10,000           7,500           12,500
Robert E. Horton, Jr........................................        -0-          34,000             -0-           42,500
C. Curtis Everett...........................................        -0-          37,500             -0-           46,875
John S. Vanecko.............................................        -0-          35,793             -0-           44,741

- - ---------------

(1) The closing price for the Company's common stock as reported by the New York Stock Exchange on December 30, 1994, (the last trading day in 1994) was $4.75. Value is calculated on the basis of the difference between the option exercise price of "in-the-money" options and $4.75 multiplied by the number of shares of Common Stock subject to the option.

     The following table sets forth information with respect to options granted during 1994 to the executive officers named in the Summary Compensation Table above. The table also shows the value of the options at the end of the ten year option term if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at those rates. The table also indicates that if the stock price does not appreciate there will be no increase in the potential realizable value of the options.

                            OPTIONS GRANTED IN 1994

                                             INDIVIDUAL GRANTS
                             -------------------------------------------------
                                            PERCENT OF                           POTENTIAL REALIZABLE VALUE
                                              TOTAL                                          AT
                             NUMBER OF       OPTIONS                                ASSUMED ANNUAL RATES
                             SECURITIES     GRANTED TO                           OF STOCK PRICE APPRECIATION
                             UNDERLYING     EMPLOYEES                                FOR OPTION TERM(2)
                              OPTIONS       IN FISCAL    EXERCISE   EXPIRATION   ---------------------------
           NAME              GRANTED(1)        YEAR       PRICE        DATE      0%       5%          10%
- - ---------------------------  ----------     ----------   --------   ----------   ---   ---------   ---------
Ronald I. Wagner...........    550,000(3)      30.9%      $ 3.50      5/11/04    -0-  $1,210,622  $3,067,954
V. James Sardo.............    375,000(4)      21.0        3.625      4/08/04    -0-     854,904   2,166,494
                               375,000(3)      21.0         3.50      5/11/04    -0-     825,424   2,091,787
Keith L. Abrams............     10,000          0.6         3.50      5/11/04    -0-      22,011      55,781
Robert E. Horton, Jr.......     19,000          1.1         3.50      5/11/04    -0-      41,821     105,984
                                15,000(3)       0.8         3.50      5/11/04    -0-      33,017      83,671
C. Curtis Everett..........      7,500          0.4         3.50      5/11/04    -0-      16,508      41,836
                                30,000(3)       1.7         3.50      5/11/04    -0-      66,034     167,343
John S. Vanecko............      7,500          0.4         3.50      5/11/04    -0-      16,508      41,836
                                28,293(3)       1.6         3.50      5/11/04    -0-      62,277     157,821

- - ---------------

(1) All options granted to the named officers were granted on May 11, 1994, under the direction of the Stock Option Plan Committee of the Board of Directors. The options granted to Messrs. Abrams, Horton, Everett and Vanecko become exercisable in cumulative annual increments of one-third commencing on May 11, 1995. The options granted to Mr. Wagner become exercisable on May 11, 1995. The options granted to Mr. Sardo become exercisable in cumulative annual increments of one-fourth commencing on May 11, 1995. All Options were granted with an exercise price equal to 100% of the market price for Common Stock on the date of grant of such stock option and are exercisable for a period of ten years from the date of grant.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the values reflected in this table will be achieved.

(3) Represents options which were regranted pursuant to the Cancellation and Regrant of Options on May 11, 1994 (see "Ten-Year Option Repricings" and "Compensation Committee and Stock Option Plan Committee Report on 1994 Cancellation and Regrant of Options").

(4) Represent options no longer outstanding which were granted to Mr. Sardo on April 8, 1994, and subsequently cancelled and regranted on May 11, 1994 (see "Ten-Year Option Repricings" and "Compensation Committee and Stock Option Plan Committee Report on 1994 Cancellation and Regrant of Options").

     If the price of the Common Stock appreciates, the value of the Common Stock held by stockholders of the Company will also increase. For example, the market value of the 12,849,822 outstanding shares of Common Stock of the Company on March 24, 1995, was approximately $54,612,000 based upon the market price on that date. If the price per share of Common Stock of the Company increases by 5% per year, the market value on March 24, 2005, of the same number of shares would be approximately $88,957,000. If the price per share of Common Stock of the Company increases by 10% per year, the market value on March 24, 2005, of the same number of shares would be approximately $141,649,000.

TEN-YEAR OPTION REPRICINGS

     The following table sets forth information concerning all repricings of stock options held by each person serving as an executive officer of the Company at the time of the respective repricings during the ten-year period ended December 31, 1994.

                                                                     MARKET
                                                      NUMBER OF     PRICE OF
                                                     SECURITIES     STOCK AT       EXERCISE                   LENGTH OF ORIGINAL
                                                     UNDERLYING      TIME OF     PRICE AT TIME                    OPTION TERM
                                          DATE         OPTIONS      REPRICING    OF REPRICING       NEW        REMAINING AT DATE
                                           OF        REPRICED OR       OR             OR          EXERCISE      OF REPRICING OR
                 NAME                   REPRICING      AMENDED      AMENDMENT      AMENDMENT       PRICE           AMENDMENT
- - --------------------------------------  ---------    -----------    ---------    -------------    --------    -------------------
OPTIONS REPRICED ON 5/11/94
Ronald I. Wagner, Chairman                5/11/94       50,000        $3.50          $4.25         $ 3.50       6 years  60 days
Ronald I. Wagner, Chairman                5/11/94      500,000         3.50           4.00           3.50       6 years 256 days
V. James Sardo, President and CEO         5/11/94      375,000         3.50           3.625          3.50       9 years 333 days
Robert E. Horton, Jr., Vice President-    5/11/94       15,000         3.50           5.00           3.50       9 years 111 days
  Marketing
C. Curtis Everett, Vice President-Law,    5/11/94       30,000         3.50           5.00           3.50       7 years  59 days
  Secretary and General Counsel
Daniel A. Grandon, Regional Vice          5/11/94       15,000         3.50           5.00           3.50       9 years  91 days
  President-East Region
John S. Vanecko, Vice President and       5/11/94       28,293         3.50           5.125          3.50       7 years  60 days
  CFO
OPTIONS REPRICED ON 9/25/91
Randy F. Angelocci, Executive Vice        9/25/91       15,000         6.625          8.417          6.625      6 years  84 days
  President-Exterior Division
Bernard M. Lane, Vice President-          9/25/91       15,000         6.625          8.417          6.625      6 years  84 days
  Production, Exterior Division
OPTIONS REPRICED ON 7/9/90
Keith Abrams, Vice                         7/9/90       15,000         4.25           7.00           4.25       9 years 248 days
  President-Production, Cabinets
Randy F. Angelocci, Vice                   7/9/90       15,000         4.25           7.00           4.25       9 years 248 days
  President-Sales, Siding
Frank Cosmano, Vice President-Sales,       7/9/90       18,500         4.25           7.00           4.25       9 years 248 days
  Cabinets
Garmon G. Dale, Jr., Corporate Legal       7/9/90        6,000         4.25           7.00           4.25       9 years 248 days
  Counsel and Secretary
Bernard M. Lane, Vice President-           7/9/90       12,500         4.25           7.00           4.25       9 years 248 days
  Production, Siding
Mac M. Martirossian, CFO and Treasurer     7/9/90       12,500         4.25           7.00           4.25       9 years 248 days
W. Ward Richardson, Vice President-        7/9/90       15,000         4.25           7.00           4.25       9 years 248 days
  Administration
Peter Spaulder, Vice                       7/9/90       12,500         4.25           7.00           4.25       9 years 248 days
  President-Marketing

COMPENSATION COMMITTEE AND STOCK OPTION PLAN COMMITTEE REPORT
ON 1994 CANCELLATION AND REGRANT OF OPTIONS

     On May 11, 1994, the Board of Directors (the "Board"), upon the recommendation of the Compensation Committee and Stock Option Plan Committee (the "Committees"), approved the cancellation and regrant of all outstanding options granted under the AMRE, Inc. Stock Option Plan (the "Plan") and options granted to directors and certain officers of the Company outside of the Plan, with an exercise price in excess of $3.50 per share, the then fair market value of the Company's Common Stock. Each such optionee had the opportunity to elect to retain his or her old options or accept a new option with an exercise price of $3.50. Each option granted under the Plan has a term of ten years and becomes exercisable for 33 percent of the option shares on May 11, 1995, and for the balance of the shares in equal annual installments for the two successive years, assuming continued employment with the Company or its subsidiary. The options granted outside of the Plan, except those granted to Mr. Sardo, become fully vested on May 11, 1995, assuming that the optionee is still serving as an officer or director of the Company on that date. The option granted to Mr. Sardo becomes vested in four equal annual installments on each subsequent anniversary date of the grant commencing May 11, 1995. Out of the 87 optionees eligible to reprice their options, 68 optionees agreed to the cancellation of all or a portion of their old options in exchange for new options.

     The Board approved the cancellation-regrant program because it believes that equity interests are a significant factor in the Company's ability to attract and retain key employees and directors that are critical to the Company's long-range success. Since the grant of the options, Company-specific factors as well as market factors, resulted in a decrease in the fair market value of the Company's Common Stock. In addition, the Company appointed a new President and Chief Executive Officer during the last fiscal year and it was the consensus of the Board that it would be in the best interest of the Company and its stockholders for the optionees to have the possibility of exercising outstanding options at the current market price in view of the fresh start being implemented by the newly elected President and Chief Executive Officer. Accordingly, the Committees recommended, and the Board approved, the cancellation-regrant program as a means of ensuring that the optionees have a meaningful equity interest in the Company.

     The Compensation Committee and the Stock Option Plan Committee consist of the following directors:

         Dennis S. Bookshester (Chairman)
         Ronald L. Bliwas
         Arthur P. Frigo
         Jack L. McDonald
         Sheldon I. Stein

FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following graph indicates the Company's total return to its stockholders for the past five years as compared to total return for the Standard & Poor's 500 Composite Index and the Value Line Building Materials Industry Listing (Peer Group), assuming a common starting point of $100 with dividends reinvested.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS*
  AMRE, INC., S&P 500, AND VALUE LINE'S BUILDING MATERIALS INDEX (PEER GROUP)
                     (PERFORMANCE RESULTS THROUGH 12/31/94)

                                                                  VALUE LINE
                                                                   BUILDING
      MEASUREMENT PERIOD                          STANDARD &       MATERIALS
    (FISCAL YEAR COVERED)         AMRE, INC.       POORS 500     (PEER GROUP)
1989                                    100.00          100.00          100.00
1990                                     72.27           96.83           88.36
1991                                    155.45          126.41          107.84
1992                                     95.43          136.25          143.52
1993                                     47.22          150.00          182.31
1994                                     68.54          151.97          155.32

     Assumes $100 invested at the close of trading on December 29, 1989 in AMRE, Inc. (AMM) common stock, the S&P 500 index, and Value Line's Building Materials index (Peer Group).

     * Cumulative total return assumes reinvestment of dividends.

                                                        Source: Value Line, Inc.

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

EXECUTIVE SEVERANCE PLAN

     Certain members of senior management of the Company, including Messrs. Abrams, Horton, Everett and Vanecko, are participants in an Executive Severance Plan. This plan provides for the payment of an amount equal to one year's compensation to a participant who has been an employee of the Company for a minimum of eight months if the employment of the participant is terminated by the Company without "cause" or by the participant due to an "adverse change in conditions," as defined in the Plan. In addition, any participant, without regard to length of service, will receive an amount equal to two years compensation if the employment of the participant is terminated by the Company without "cause" or by the participant for "good reason" following a "change in control," as defined in the Plan.

EMPLOYMENT AGREEMENTS

     The Company has an Employment Agreement with Ronald I. Wagner for a term ending May 31, 1997 (the "Agreement"). On June 1st in each year, the Agreement is extended for an additional twelve month period unless one of the parties has properly notified the other that the term of the Agreement shall not be extended. No such notice has been given. The Agreement provides for salary at the rate of $500,000 per annum, and contemplates annual increases. In addition, Mr. Wagner is eligible for an annual cash bonus in an amount determined by the Board of Directors, except that the bonus shall be one hundred and twenty-five percent of his base salary for any fiscal year of the Company for which bonuses are paid under the Company's Management Incentive Plan described above. However, by agreement with Mr. Wagner, for the fiscal year ending December 31, 1995, he will be paid a bonus of fifty percent of his total cash compensation upon the Company achieving certain profitability goals or twenty-five percent of his base salary if seventy-five percent, but less than one hundred percent, of the profitability goal is achieved. His bonus will be scaled upward to a maximum of one hundred and twenty-five percent of his base salary if the profitability goal is exceeded, with the maximum bonus payable if the profitability goal is exceeded by fifty percent. No bonus was paid to Mr. Wagner for 1992, 1993 or 1994. See the Summary Compensation Table above. The Agreement also provides for the payment to Mr. Wagner of an amount equal to three times his highest aggregate annual salary and cash bonus established during the term of the Agreement in the event of a termination by him of his employment for "good reason," which includes a "change in control" of the Company, as defined in the Agreement. Effective March 1, 1993, through December 31, 1994, Mr. Wagner voluntarily reduced his base salary by fifteen percent to an annual rate of $426,942. See the subcaption "Salary Reductions" above.

     The Company has an Employment Agreement with V. James Sardo for a term ending April 24, 1996 (the "Agreement"). The Agreement provides for salary at the rate of $325,000 per annum. In addition, Mr. Sardo is entitled to participate in the Management Incentive Plan of the Company at the 50% of base salary bonus level, which would result in his receiving a bonus equal to 100% of his base salary if the corporate profitability goal is exceeded by 50%. See the caption "Report of the Compensation Committee of the Board of Directors" above for information with respect to the Management Incentive Plan. The Agreement also provided for a minimum bonus of $75,000 to be paid for the fiscal year ended December 31, 1994. See the Summary Compensation Table above. Upon termination by Mr. Sardo of his employment for "good reason" following a "change in control" of the Company, as defined in the Agreement, the Agreement provides for the payment to him of an amount equal to 299% of his base salary in effect on the date prior to the Change of Control plus an amount equal to 299% of any additional payments to which he would have been entitled had he been terminated by the Company for other than "Good Cause" as defined in the Agreement. Such additional payments include a pro rata share (based upon the portion of the year for which he was employed) of any bonus to which he would have been entitled had he been employed as of the end of the then current fiscal year.

CERTAIN TRANSACTIONS

     BLD Enterprises, a Texas joint venture in which Steven D. Bedowitz and Robert Levin, former officers and directors of the Company, have an equal interest, is the sole limited partner in AMRE-Crow Associates, Ltd., a Texas limited partnership which is the lessor of one of two buildings which formerly housed the Company's corporate headquarters in Irving, Texas. Mr. Bedowitz is the holder of in excess of ten percent of the outstanding shares of Common Stock of the Company. An affiliate of the Trammell Crow Company is the general partner of AMRE-Crow Associates, Ltd. BLD Enterprises is entitled to 50% of all distributions of net cash flow and is allocated all depreciation deductions and 50% of all of the income, gains, losses, deductions and credits of AMRE-Crow Associates, Ltd. The lease, which expires on December 31, 1995, provides for annual lease payments of approximately $468,000. The Company has entered into a sublease with respect to this property which will enable it to recoup a portion of its continuing obligations under this lease.

     Commencing in October 1988, with its acquisition of Cabinet Magic, Inc., the Company began leasing certain of its facilities in Chicago, Illinois from Ronald I. Wagner. This lease expires in 1998 and provides for annual payments of approximately $165,000.

     The Company made loans against the receipt of collateralized promissory notes to certain executive officers of the Company in fiscal 1990 and 1991, which loans are due on April 30, 1997. As of January 1, 1993, new notes were issued in modification of and substitution for the initially issued notes to increase the principle amount by the amount of interest due for the year ended December 31, 1992, and as of January 1, 1994, new notes were issued in modification of and substitution for the January 1, 1993, notes to increase the principle amount by the amount of interest due for the year ended December 31, 1993. As of April 30, 1994, new notes were issued in modification of and substitution for the January 1, 1994, notes to increase the principle amount by the amount of interest due for the four months ended April 30, 1994, and to decrease the interest rate from 7% to 5.88% compounded annually. At January 1, 1995, principle and accrued interest on the loans to Messrs. Wagner and Abrams amount to $3,895,922.30 and $486,990.31, respectively. On January 31, 1995, additional shares of common stock of the Company were pledged as collateral against these loans, bringing the total number of shares pledged by Messrs. Wagner and Abrams to 763,978 and 95,497 shares, respectively.

     Ronald L. Bliwas, a director of the Company and Vice Chairman of the Board of Directors, is the President, Chief Executive Officer and a director of A. Eicoff & Company, a direct advertising agency. The Company has retained A. Eicoff & Company for direct response television advertising since 1985. In this capacity, A. Eicoff & Company has the responsibility for producing television commercials and purchasing television air time for the Company. Payments made by the Company to A. Eicoff & Company during the fiscal year ended December 31, 1994, including reimbursement of payments for purchased television time and development of television commercials for the Company by A. Eicoff & Company, were $5,293,717.

     During the fiscal year ended December 31, 1994, the Company paid fees to Bear, Stearns & Co. Inc., an investment banking firm in which Sheldon I. Stein, a director of the Company, is a Senior Managing Director and is in charge of its Southwest Corporate Finance Department.

SETTLEMENT OF LITIGATION AND RELATED CLAIMS

     On December 22, 1992, the United States District Court for the Northern District of Texas, Dallas Division, approved the Settlement Agreement between the Company and certain other defendants and the plaintiff class members in the consolidated class action lawsuit, Lewis Marks, et al, v. AMRE, Inc., et al. As part of the settlement agreement, which became effective on January 21, 1993, Steven D. Bedowitz ("Bedowitz") and Robert Levin ("Levin") have each granted to the Company a right of first refusal to purchase all or any portion of their remaining shares of common stock of the Company for a period of ten years at a purchase price equal to that which might be offered to them at the time by a bona fide purchaser. Also, Bedowitz and Levin have each entered into a voting trust for the purpose of placing the voting rights of all of their remaining shares of Common Stock of the Company with the outside directors of the Company for a period of ten years. In connection with the settlement, the Company entered into a three-year consulting agreement with Bedowitz, which terminated in December 1994, providing for consulting fees of $150,000 per year.

                                  PROPOSAL TWO

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Arthur Andersen LLP has been appointed by the Board of Directors to serve as the Company's independent auditors for the fiscal year ending December 31, 1995. Representatives of Arthur Andersen LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

     Submission of the appointment of the independent auditors to the stockholders for ratification is not required by law or the Company's Certificate of Incorporation or Bylaws and ratification will not limit the authority of the Board of Directors to appoint another accounting firm to serve as the Company's independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company no later than December 8, 1995.

             PROCEDURES FOR NOMINATION OF DIRECTORS BY STOCKHOLDERS

     Any stockholder of the Company entitled to vote for the election of directors at a meeting of stockholders may nominate a person for election as a director at such meeting by written notice to the Secretary of the Company delivered to, or mailed and received at, the principal executive offices of the Company not less than thirty days nor more than sixty days prior to the stockholders meeting at which directors are to be elected. Such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or as otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (including such person's written consent to being named as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the books of the Company, of such stockholder and (ii) the number of shares of Common Stock of the Company which are beneficially owned by such stockholder.

                             FINANCIAL INFORMATION

     Copies of the Company's Annual Report to Stockholders and of the Form 10-K, which contains financial statements of the Company for the fiscal year ended December 31, 1994, are enclosed with this Proxy Statement.

     Upon written request from any stockholder of record at March 24, 1995, (or any beneficial owner representing that he is or was entitled to vote at the 1995 Annual Meeting), the Company will furnish to such stockholder, without charge, an additional copy of the Form 10-K as filed with the Securities and Exchange Commission, including financial statements. The Company may impose a reasonable fee for its expenses in connection with providing exhibits referred to in the Form 10-K, if the full text of such exhibits is specifically requested. Requests should be directed to: C. Curtis Everett, Secretary, AMRE, Inc., 8585 North Stemmons Freeway, South Tower, Dallas, Texas 75247.

                                 OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly brought before the meeting by the Board of Directors or any stockholder, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their judgement on such matters. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting.

     Even if you expect to be personally present at the Annual Meeting, it is hoped that you will indicate your vote on the various proposals, date and sign the enclosed proxy, and return it promptly to the Company in the envelope provided herewith so as to assure that your shares are voted in the event you are unavoidably absent.

                                            By Order of the Board of Directors

                                            /s/ C. CURTIS EVERETT
                                            C. CURTIS EVERETT
                                            Secretary

Dallas, Texas
April 7, 1995

/         /


1. ELECTION OF DIRECTORS:    FOR the three          /X/  WITHHOLD AUTHORITY to vote           /X/  *EXCEPTION as indicated      /X/
                             nominees listed below       for the three nominees listed below.      to the contrary below.

Nominees: Ronald I. Wagner and Ronald L. Bliwas (Class II) and V. James Sardo (Class III).
INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the Exception box, and write the nominee's name in the space provided below.

*Exceptions________________________________________________________________________________________________________________________

2. Authority to vote for the ratification of the selection of     3. Authority to vote upon such other business as may properly
   Arthur Andersen LLP as independent auditors of AMRE, Inc.         come before the Annual Meeting.
   for the fiscal year ending December 31, 1995.

     FOR   /X/          AGAINST   /X/          ABSTAIN   /X/          FOR   /X/          AGAINST   /X/          ABSTAIN   /X/

                                                                                         Address Change
                                                                                         and/or Comments Mark Here    /X/

                                                                     NOTE: Signature should correspond with the printed name
                                                                     appearing hereon. When signing in a fiduciary or
                                                                     representative capacity, give full title as such, or when more than one owner, each should sign.

                                                                     Dated: __________________________________________________, 1995
                                                                             (Month)                                     (Day)

                                                                     _______________________________________________________________

                                                                     _______________________________________________________________

                                                                                                 VOTES MUST BE INDICATED      /X/
SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.                       (X) IN BLACK OR BLUE INK.



- - --------------------------------------------------------------------------------

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             FOR ANNUAL MEETING OF

                                  AMRE, INC.

          The undersigned hereby revoking all proxies previously granted, appoints RONALD I. WAGNER and C. CURTIS EVERETT, and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual Meeting of Stockholders of AMRE, Inc. on May 17, 1995, and any adjournments thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as indicated on the reverse side hereof.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

         PLEASE BE CERTAIN THAT YOU HAVE DATED AND SIGNED THIS PROXY.
                  RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                                 (Continued and to be signed on the other side)


                                      AMRE, INC.
                                      P.O. BOX 11113
                                      NEW YORK, N.Y. 10203-0113